SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	October 8, 2010 (October 5, 2010)

VIRTUALSCOPICS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-52018	04-3007151
(Commission File Number)	(IRS Employer Identification No.)

500 Linden Oaks, Rochester, New York	14625
(Address of Principal Executive Offices)	(Zip Code)

(585) 249-6231
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 3

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 5, 2010, VirtualScopics, Inc. (“Company”) received a notice from The NASDAQ Stock Market indicating that the minimum bid price for the Company’s common stock has fallen below $1.00 for 30 consecutive business days.  NASDAQ Listing Rule 5550(a)(2) requires a $1.00 minimum bid price for continued listing of an issuer's common stock.

In accordance with NASDAQ Listing Rule 5810(c)(3)(A), the Company has until April 4, 2011 to regain compliance. The Company can regain compliance with the minimum bid price rule if the bid price of its common stock closes at $1.00 or higher for a minimum of 10 consecutive business days during the 180-day period, although the NASDAQ Stock Market may, in its discretion, require the Company to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days before determining that the Company has demonstrated the ability to maintain long-term compliance.

If compliance with this Rule cannot be demonstrated by April 4, 2011, NASDAQ will determine whether the Company meets the NASDAQ Capital Market initial listing criteria as set forth in Listing Rule 5505, except for the bid price requirement. If the Company meets the initial listing criteria, NASDAQ will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, NASDAQ will notify the Company that its common stock is subject to delisting. At that time, the Company may appeal the delisting determination to a Listing Qualifications Panel.

The Company intends to actively monitor the bid price for its common stock between now and April 4, 2011, and will consider available options to resolve the deficiency and demonstrate compliance with the NASDAQ Capital Market minimum bid price requirement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRTUALSCOPICS, INC.

Date: October 8, 2010	By:	/s/ Molly Henderson
	Name:	Molly Henderson
	Title:	Chief Business & Financial Officer, Sr. Vice President